UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On April 13, 2017, Elliott issued the following press release, which was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Management Comments on “Dr. Kleinfeld’s House of Governance Horrors”

Arconic Triggers Secret “Poison Put” – A Costly Change of Control Provision That Was Hidden from Shareholders

Arconic CEO’s Latest Entrenchment Mechanism Leaves Shareholders Asking, What Governance Horror Could Possibly Be Next?

NEW YORK (April 13, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today released a statement in response to the Company’s disclosure last night of its decision to trigger a $500 million “poison put” designed to entrench management.

The facts are these:

•	According to last night’s disclosure, Arconic CEO Klaus Kleinfeld and/or the Arconic Board yesterday triggered the potential for a $500 million liability should Elliott succeed in its efforts to elect four independent, highly qualified nominees to the Arconic Board (the “Hidden April Poison Put”).

•	There was no obligation on the Company to trigger this provision. In fact, prior to its decision to trigger the Hidden April Poison Put, the Company retained the right to amend the provision at any time it wanted.

•	With the stroke of a pen, Arconic could have spared shareholders from the specter of this $500 million liability. Instead, Dr. Kleinfeld and/or the Board have deliberately set in motion this razor-sharp pendulum with less than five weeks to go before the May 16 vote.

•	Dr. Kleinfeld and/or the Board inflicted this potential liability on Arconic shareholders in an act of desperation as a way to entrench themselves, as perhaps they sensed this contest slipping away. There is quite simply no other plausible explanation for the decision.

Elliott believes that the election of its nominees will not trigger the change in control provision at the heart of the Hidden April Poison Put. Furthermore, multiple legal avenues exist to protect the voting rights of all Arconic shareholders and to remove this potential liability that Dr. Kleinfeld and/or the Board have irresponsibly put in place. Elliott intends to vigorously protect the long-term value of Arconic from these destructive self-serving actions.

First, it is clear that this action was taken for entrenchment purposes in violation of fiduciary duty.1 The only question outstanding is who was involved? Did Dr. Kleinfeld act alone, with other members of management, or with the Board’s knowledge and/or approval?

Second, Arconic under Dr. Kleinfeld compounded this breach of fiduciary duty by concealing it from shareholders until it was triggered, likely in violation of federal securities laws:2

•	This potential liability was not disclosed in September 2007, when it was included in the trust agreement between Mellon Bank, N.A. and Alcoa Inc.;

•	It was not disclosed when Elliott filed its 13-D in November 2015 – the supposed triggering event for the “Potential Change of Control” at the heart of the Hidden April Poison Put; and

•	It was not disclosed in the Company’s March 13, 2017 Definitive Proxy Statement for the upcoming annual meeting. What other material facts did the Company fail to disclose?

This two-step process – an entrenchment action followed by an egregious failure to disclose the action – has become a familiar pattern at Arconic under Dr. Kleinfeld. For example, we have written you at length about management’s apparent decision to trade certain legal claims against the Seller of Firth Rixson (the “Seller”) to obtain $20 million and a written agreement from the Seller to vote its Arconic stock in favor of Dr. Kleinfeld’s re-election and the Board’s recommendations for a period of two years (the “Secret August Voting Lock-Up”).

Last week, we launched a clearinghouse for information about the Secret August Voting Lock-Up on NewArconic.com, where we continue to ask: If the Company has nothing to hide, why the continued obfuscation? If the Board truly believes this is a non-issue, then why not come clean to shareholders and provide a full explanation to put the issue to bed?

1 As the Delaware courts have clearly ruled in connection with poison puts in debt instruments: “[t]he incumbent board must approve the new directors as a matter of its obligations to the company and its stockholders, even if it believes itself to be better qualified and have better plans for the corporation than the rival slate. The stockholders, after all, have a fundamental interest in freely choosing themselves who should constitute the board.” Kallick v. Sandridge Energy Inc. 68 A. 3d 242 (Del Ch. 2013).

2 See Item 6(d) of Schedule 14A and Regulation S-K 402 and 403.

The Hidden April Poison Put and the Secret August Voting Lock-Up are only the latest and most disturbing additions to the numerous other outdated and substandard corporate governance practices lurking in Dr. Kleinfeld’s House of Horrors. Others include:

•	A staggered Board which, management and the Board’s protestations to the contrary notwithstanding, the Company has made no serious effort to de-stagger;

•	A combined CEO and Chairman role;

•	The allowance that the Chairman/CEO can serve on multiple outside corporate and non-profit boards as well, which he does;

•	A super-majority voting threshold to remove directors or amend the corporate charter;

•	A “Lead Independent Director” who is not truly independent, but rather is overseen by Dr. Kleinfeld on another board where she is Chairman;

•	A total disconnect between pay and performance, resulting in CEO compensation of $128 million over nine years despite abysmal operational performance and shareholder returns; and

•	Pennsylvania incorporation, as opposed to reincorporation in a more shareholder-friendly jurisdiction such as Delaware.

After all this, what governance horror could possibly be next?

This May 16, shareholders can escape from this nightmare by voting the BLUE proxy card to instill a culture of accountability at Arconic. Elliott’s new investor presentation, “A New Arconic,” available for download here, presents a vision of what Arconic could achieve with world-class corporate governance (slides 281-286).

Arconic shareholders can help make this vision a reality by voting the BLUE card today.

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Item 2: On April 13, 2017, the following materials were posted by Elliott to www.NewArconic.com:

NEW ARCONIC

HOME SHAREHOLDER INFORMATION MEET LARRY LAWSON SHAREHOLDER NOMINEES REACTIONS CONTACT

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PRESS RELEASES

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Press Releases

April 13, 2017

Dr. Kleinfeld's House of Governance Horrors — VIEW

April 11, 2017

Elliott Management Releases Investor Presentation — VIEW

April 10, 2017

Elliott Issues New Letter to Arconic Shareholders — VIEW

April 3, 2017

Elliott Releases New Video on NewArconic.com: Klaus Kleinfeld vs. The Facts — VIEW

March 27, 2017

Elliott to Arconic: Stonewalling on Vote-Buying Deal Raises Questions about What the Company is Trying to Hide — VIEW

March 23, 2017

Elliott Sends Letter to Arconic Employees: Lays Out Facts of Apparent Vote-Buying Deal — VIEW

March 20, 2017

Elliott to Arconic's Board: Waiver of Secret Voting Lock-Up Raises More Questions Than It Answers — VIEW

March 16, 2017

Elliott Demands Explanation from Arconic's Board for Apparent Vote-Buying — VIEW

January 31, 2017

Elliott Management Nominates Five Independent, Highly Qualified Director Candidates to the Board of Arconic — VIEW

© 2017 Elliott Management Corporation. All Rights Reserved. | Legal Notices

Item 3: On April 13, 2017, Elliott issued the following materials to the Company’s shareholders: